P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Charles W. Sulerzyski
May 20, 2016		President and Chief Executive Officer
(740) 374-6163

PEOPLES BANCORP INC. ANNOUNCES RETIREMENT OF RICHARD FERGUSON FROM BOARD OF DIRECTORS; DAVID L. MEAD ELECTED CHAIRMAN OF THE BOARD
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MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today announced that Richard Ferguson has retired from its Board of Directors and the Board of Directors of its banking subsidiary, Peoples Bank, effective May 19, 2016. Mr. Ferguson had served on the Board of Directors of Peoples since 2004 and as its Chairman of the Board since 2008. He had served as Chairman of the Board of Peoples Bank since 2012. With the announcement of Mr. Ferguson’s retirement, the Peoples Board of Directors elected David L. Mead, a current independent director, as Chairman of the Board. Mead will also serve as Chairman of the Board of Directors of Peoples Bank.
“I am thankful for the opportunity to have served on the Peoples Board the past 12 years and as Chairman of the Board the past 8 years,” said Ferguson. “I will miss working with the other directors and the talented associates of Peoples Bank, and I am proud of what we have accomplished together. I am fully confident in David’s leadership and I know that he will be an excellent Chairman.”
Mr. Mead, a Certified Public Accountant, has been a director of Peoples Bank since 2005 and a director of Peoples Bancorp Inc. since 2006. He served as interim President and Chief Executive Officer of Peoples Bancorp Inc. and Peoples Bank from August of 2010 until April of 2011. He was Associate Professor on the business faculty of Marietta College, in Marietta, Ohio, from August of 2011 until May of 2016. Mead's prior experience includes working for over twenty-three years in the financial services industry, including serving as chief financial officer of two publicly traded institutions.
“I am appreciative of the opportunity to chair the Board of Directors of Peoples,” said Mead. “I look forward to leading our strong group of directors and working with our capable management team to deliver value to our shareholders, customers, employees and communities. I thank Richard for his leadership and efforts as Chairman of the Board and wish him all the best in his retirement.”
Commenting on the transition in the Chairman of the Board position, Peoples’ President and Chief Executive Officer, Chuck Sulerzyski, said, “On behalf of all the associates of Peoples, I would like to thank Richard for the outstanding leadership he has provided the company during his tenure as Chairman. Under his leadership, Peoples weathered the storm of the Great Recession and experienced significant growth, both organically and through acquisitions. I look forward to continued success working with David in his new role as Chairman of the Board.”
Peoples is a diversified financial products and services company with $3.3 billion in assets, 82 locations and 81 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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